Exhibit 99.1

Contacts	Media Brian Bretsch 314.554.4135 bbretsch@ameren.com	Analysts Doug Fischer 314.554.4859 dfischer@ameren.com	Investors Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Third Quarter 2011 Earnings

2011 Core (Non-GAAP) Earnings Guidance Range Raised

•	Third Quarter 2011 Core (Non-GAAP) EPS Were $1.57

•	Reflecting Impairment and Other Charges, Third Quarter 2011 GAAP EPS Were $1.18

•	2011 Core (Non-GAAP) EPS Guidance Range Raised to $2.50 to $2.60; GAAP Range Now $2.18 to $2.28

ST. LOUIS, Nov. 4, 2011 — Ameren Corporation (NYSE: AEE) today announced third quarter 2011 net income in accordance with generally accepted accounting principles (GAAP) of $285 million, or $1.18 per share, compared to a third quarter 2010 GAAP net loss of $167 million, or 70 cents per share. Third quarter 2011 GAAP net income included $76 million and the third quarter 2010 GAAP net loss included $522 million of goodwill, impairment and other charges. Excluding these charges and certain other items that are discussed below, Ameren recorded third quarter 2011 core (non-GAAP) net income of $381 million, or $1.57 per share, compared to third quarter 2010 core (non-GAAP) net income of $333 million, or $1.40 per share.

The increase in third quarter 2011 core (non-GAAP) earnings, compared to third quarter 2010 core (non-GAAP) earnings, reflected Illinois and Missouri electric rate increases, lower non-fuel operations and maintenance expenses, warmer weather and lower interest expense. These positive factors were partially offset by reduced margins in the merchant generation segment due to lower realized power prices and higher fuel and transportation-related expenses.

“Third quarter core earnings were strong, driven by warmer-than-normal weather and continued disciplined cost management,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “As a result, today we are raising our 2011 core earnings guidance range to $2.50 to $2.60 per share, up from our prior guidance range of

$2.30 to $2.55 per share. In addition, we continue to improve our 2011 positive free cash outlook.”

Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends and net advances for construction from its cash flows from operating activities.

For the nine months ended Sept. 30, 2011, Ameren recorded GAAP net income of $494 million, or $2.05 per share, compared to $87 million, or 37 cents per share, for the nine months ended Sept. 30, 2010. Excluding certain items that are discussed below, Ameren recorded core (non-GAAP) net income of $585 million, or $2.42 per share, for the first nine months of 2011, compared to core (non-GAAP) net income of $601 million, or $2.53 per share, for the first nine months of 2010.

The decrease in core (non-GAAP) earnings for the first nine months of 2011, compared to core (non-GAAP) earnings for the first nine months of 2010, reflected reduced margins in the merchant generation segment due primarily to lower realized power prices and higher fuel and transportation-related expenses. Other factors that reduced core (non-GAAP) earnings included a decrease in kilowatthour sales to regulated utility native load customers, increased storm-related expenses and lower capitalized financing expenses. The effects of the above factors were partially offset by Illinois and Missouri electric rate increases and lower interest expense. Core (non-GAAP) earnings for the first nine months of 2011 also reflected the absence of a Callaway Energy Center nuclear refueling and maintenance outage, compared to the first nine months of 2010.

The following items were excluded from third quarter and first nine months of 2011 and 2010 core (non-GAAP) earnings, as applicable:

•

A charge for the Missouri Public Service Commission’s July 2011 disallowance of costs of enhancements related to the rebuilding of the Taum Sauk Energy Center, which reduced net income by $55 million in both the third quarter and first nine months of 2011;

•

Goodwill, impairment and other charges related to Ameren’s merchant generation segment, which reduced net income by $21 million in the third quarter of 2011, $22 million in the first nine months of 2011 and $522 million in both the third quarter and first nine months of 2010. The 2011 charges were the result of new environmental rules, the primary impact of which was the decision to cease operations at the Meredosia and Hutsonville energy centers by the end of 2011. The 2010 charges were for goodwill and other impairments;

•

The net effect of unrealized mark-to-market activity, primarily related to non-qualified power and fuel-related hedges, which decreased net income by $20 million and $14 million in the third quarter and first nine months of 2011, respectively, and increased net income by $22 million and $21 million in the third quarter and first nine months of 2010, respectively; and

•	A charge for the impact on deferred taxes of changes in federal health care laws, which reduced net income by $13 million in the first nine months of 2010.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Third Quarter		Nine Months
	2011	2010	2011	2010
GAAP earnings/(loss) per share	$1.18	$(0.70)	$2.05	$0.37
Taum Sauk regulatory disallowance	0.23	—	0.23	—
Goodwill, impairment & other charges	0.09	2.19	0.09	2.19
Net unrealized mark-to-market activity, (gain)/loss	0.07	(0.09)	0.05	(0.09)
Charge for deferred tax impact of changes in federal health care laws	—	—	—	0.06
Core (Non-GAAP) earnings per share	$1.57	$1.40	$2.42	$2.53

2011 Earnings Guidance

Ameren today also announced increased expectations for full-year 2011 earnings. Core (non-GAAP) 2011 earnings are now expected to be in the range of $2.50 to $2.60 per share, up from the prior range of $2.30 to $2.55 per share. GAAP 2011 earnings are now expected to be in the range of $2.18 to $2.28 per share, compared to the prior range of $2.07 to $2.32 per share. The increased core (non-GAAP) earnings guidance reflects strong third quarter core earnings coupled with continued disciplined cost management. The difference between GAAP and core (non-GAAP) guidance is due to the third quarter 2011 charge of 23 cents per share related to the Taum Sauk Energy Center and the 9 cents per share charge primarily related to the planned closure of the Meredosia and Hutsonville energy centers. Any charge that may result from the recently announced voluntary retirement offer to certain employees as well as any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses for the full year. Core (non-GAAP) earnings and guidance also exclude any charge resulting from the voluntary retirement offer and any net unrealized mark-to-market gains or losses.

Ameren expects its business segments to provide the following contributions to 2011 core (non-GAAP) earnings per share:

Ameren Missouri and Ameren Illinois Segments	$2.25 - $2.30
Merchant Generation Segment	0.25 - 0.30
2011 Core (Non-GAAP) Earnings Guidance Range	$2.50 - $2.60

Ameren’s earnings guidance for 2011 assumes normal weather for the fourth quarter of the year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment third quarter 2011 GAAP earnings were $190 million, compared to third quarter 2010 GAAP earnings of $223 million. Third quarter 2011 core (non-GAAP) earnings were $248 million, compared to third quarter 2010 core (non-GAAP) earnings of $221 million. The increase in core (non-GAAP) earnings reflected the Missouri electric rate increase effective in late July 2011, lower non-fuel operations and maintenance expenses and warmer weather. The effects of these positive factors were partially offset by a decrease in kilowatthour sales to native load customers and lower capitalized financing expenses. The GAAP earnings comparison was impacted by the factors mentioned above and by the third quarter 2011 charge related to the Taum Sauk Energy Center. In addition, net unrealized mark-to-market activity resulted in a third quarter 2011 loss, compared to a third quarter 2010 gain.

Ameren Illinois Segment Results

Ameren Illinois segment third quarter 2011 GAAP earnings were $98 million, compared to third quarter 2010 GAAP earnings of $90 million. Third quarter 2011 core (non-GAAP) earnings were $99 million, compared to third quarter 2010 core (non-GAAP) earnings of $90 million. The increase in core (non-GAAP) earnings reflected Illinois electric rate increases effective in 2010, an increase in kilowatthour sales to native load customers and lower financing expenses. The GAAP earnings comparison was impacted by the factors mentioned above and by a third quarter 2011 loss from net unrealized mark-to-market activity.

Merchant Generation Segment Results

The merchant generation segment third quarter 2011 GAAP loss was $9 million, compared to the third quarter 2010 GAAP loss of $470 million. Third quarter 2011 core (non-GAAP) earnings were $24 million, compared to third quarter 2010 core (non-GAAP) earnings of $34 million. The decline in core (non-GAAP) earnings was due to lower realized power prices and higher fuel and transportation-related expenses. The effects of these negative factors were partially offset by lower interest expense. The GAAP earnings comparison was affected by the factors mentioned above, the third quarter 2011 charge related to the planned closure of the Meredosia and Hutsonville energy centers and the third quarter 2010 charge for goodwill and other impairment charges. In addition, net unrealized mark-to-market activity resulted in a third quarter 2011 loss, compared to a third quarter 2010 gain.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Nov. 4, to discuss third quarter 2011 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at ameren.com by clicking on “Q3 2011 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Nov. 4 through Nov. 11, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering account number 352 and ID number 381583.

With assets of $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of more than 16,500 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and nearly 1 million natural gas customers in a 64,000-square-mile area. Our mission is to meet our customers’ energy needs in a safe, reliable, efficient and environmentally-responsible manner. For more information, visit Ameren.com.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: a charge for the Missouri Public Service Commission’s disallowance of certain investments at the Taum Sauk Energy Center, goodwill, impairment and other charges, any charge that may result from the recently announced voluntary retirement offer to certain employees, net unrealized mark-to-market gains or losses and a charge for the deferred tax impact of changes in federal health care laws. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

In this release, Ameren has also discussed free cash flow, which is a non-GAAP measure. Ameren calculates free cash flow by subtracting its cash flows from investing activities (which include capital expenditures), dividends on common stock, dividends paid to noncontrolling interest holders and net generator advances for construction from its cash flows from operating activities. Ameren uses free cash flow internally and when communicating with analysts and investors to measure its ability to generate cash.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2010, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending Ameren Illinois electric and natural gas rate proceedings; the court appeals related to Ameren Missouri’s 2009, 2010 and 2011 electric rate orders, Ameren Illinois’ 2010 electric and natural gas rate order, and Ameren Missouri’s fuel and purchased power cost recovery mechanism prudence review; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms, such as the recent passage of legislation providing for formula ratemaking in Illinois;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs through our regulatory frameworks;

•	the effects of our and other members’ participation in, or potential withdrawal from, the Midwest Independent Transmission System Operator, Inc. (MISO) and the effects of new members joining MISO;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk Energy Center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates investments made in connection with a proposed second unit at its Callaway Energy Center;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, decommissioning costs and potential increased costs as a result of recent nuclear-related developments in Japan in 2011;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•

the impact of current environmental regulations on utilities and power generating companies and the expectation that new or more stringent requirements, including those related to greenhouse gases, other emissions, and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	4,144	4,207	10,935	11,382
Commercial	4,184	4,238	11,333	11,524
Industrial	2,294	2,307	6,542	6,505
Other	29	30	91	93

Native load subtotal	10,651	10,782	28,901	29,504
Off-system and wholesale	2,514	2,222	8,410	6,862

Subtotal	13,165	13,004	37,311	36,366

Ameren Illinois
Residential
Power supply and delivery service	3,641	3,608	9,361	9,631
Delivery service only	13	1	14	1
Commercial
Power supply and delivery service	1,030	1,140	2,874	3,437
Delivery service only	2,582	2,428	6,507	6,088
Industrial
Power supply and delivery service	393	396	1,112	1,047
Delivery service only	3,088	2,928	8,637	8,457
Other	136	138	402	407

Native load subtotal	10,883	10,639	28,907	29,068

Merchant Generation
Non-affiliate energy sales	9,108	9,013	24,001	23,331
Affiliate native energy sales	434	(10)	523	949

Subtotal	9,542	9,003	24,524	24,280

Eliminate affiliate sales	(434)	10	(523)	(949)
Eliminate Ameren Illinois/Merchant Generation common customers	(1,549)	(1,362)	(4,108)	(3,765)

Ameren Total	31,607	31,294	86,111	85,000

Electric Revenues (in millions):
Ameren Missouri
Residential	$466	$434	$1,041	$958
Commercial	373	352	874	795
Industrial	145	135	347	310
Other	25	29	49	69

Native load subtotal	1,009	950	2,311	2,132
Off-system and wholesale	90	90	281	252

Subtotal	$1,099	$1,040	$2,592	$2,384

Ameren Illinois
Residential
Power supply and delivery service	379	378	$959	$993
Delivery service only	–	–	–	–
Commercial
Power supply and delivery service	119	127	287	344
Delivery service only	54	48	119	108
Industrial
Power supply and delivery service	19	24	51	53
Delivery service only	13	9	33	28
Other	47	46	107	104

Native load subtotal	$631	$632	$1,556	$1,630

Merchant Generation
Non-affiliate energy sales	416	444	$1,088	$1,107
Affiliate native energy sales	66	44	160	176
Other	(1)	26	6	44

Subtotal	$481	$514	$1,254	$1,327

Eliminate affiliate revenues and other	(73)	(53)	(180)	(201)

Ameren Total	$2,138	$2,133	$5,222	$5,140

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Electric Generation - megawatthours (in millions):
Ameren Missouri	13.4	12.9	37.8	36.1
Merchant Generation
Ameren Energy Generating Company (Genco)	6.3	5.9	16.5	16.6
AmerenEnergy Resources Generating Company (AERG)	2.0	1.9	5.3	5.7
AmerenEnergy Medina Valley Cogen, L.L.C.	–	–	0.1	0.1

Subtotal	8.3	7.8	21.9	22.4

Ameren Total	21.7	20.7	59.7	58.5

Fuel Cost per kilowatthour (cents)
Ameren Missouri	1.705	1.631	1.571	1.558
Merchant Generation	2.486	2.405	2.431	2.298
Gas Sales - decatherms (in thousands)
Ameren Missouri	823	934	8,067	8,151
Ameren Illinois	5,862	5,958	57,789	61,249
Other	–	161	–	560

Ameren Total	6,685	7,053	65,856	69,960

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$190	$223	$301	$363
Ameren Illinois	98	90	168	171
Merchant Generation	(9)	(470)	26	(428)
Other	6	(10)	(1)	(19)

Ameren Total	$285	$(167)	$494	$87

	September 30, 2011	December 31, 2010
Common Stock:
Shares outstanding (in millions)	242.2	240.4
Book value per share	$33.02	$32.15
Capitalization Ratios:
Common equity	53.9%	51.3%
Preferred stock	1.0%	0.9%
Debt, net of cash	45.1%	47.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating Revenues:
Electric	$2,138	$2,133	$5,222	$5,140
Gas	130	134	731	792

Total operating revenues	2,268	2,267	5,953	5,932

Operating Expenses:
Fuel	467	394	1,217	973
Purchased power	332	376	796	915
Gas purchased for resale	46	51	413	467
Other operations and maintenance	432	455	1,368	1,357
Goodwill, impairment and other charges	124	589	126	589
Depreciation and amortization	196	194	585	571
Taxes other than income taxes	121	119	355	342

Total operating expenses	1,718	2,178	4,860	5,214

Operating Income	550	89	1,093	718

Other Income and Expenses:
Miscellaneous income	18	24	51	70
Miscellaneous expense	5	10	15	19

Total other income	13	14	36	51

Interest Charges	113	130	336	377

Income (Loss) Before Income Taxes	450	(27)	793	392

Income Taxes	163	137	293	295

Net Income (Loss)	287	(164)	500	97

Less: Net Income Attributable to Noncontrolling Interests	2	3	6	10

Net Income (Loss) Attributable to Ameren Corporation	$285	$(167)	$494	$87

Earnings (Loss) per Common Share – Basic and Diluted	$1.18	$(0.70)	$2.05	$0.37

Average Common Shares Outstanding	241.7	239.3	241.2	238.4

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$522	$545
Accounts receivable – trade, net	575	517
Unbilled revenue	292	406
Miscellaneous accounts and notes receivable	147	214
Materials and supplies	734	707
Mark-to-market derivative assets	94	129
Current regulatory assets	184	267
Other current assets	132	109

Total current assets	2,680	2,894

Property and Plant, Net	17,873	17,853
Investments and Other Assets:
Nuclear decommissioning trust fund	330	337
Goodwill	411	411
Intangible assets	6	7
Regulatory assets	1,213	1,263
Other assets	843	750

Total investments and other assets	2,803	2,768

TOTAL ASSETS	$23,356	$23,515

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$178	$155
Short-term debt	350	269
Accounts and wages payable	410	651
Taxes accrued	161	63
Interest accrued	159	107
Customer deposits	98	100
Mark-to-market derivative liabilities	118	161
Current regulatory liabilities	123	99
Other current liabilities	251	283

Total current liabilities	1,848	1,888

Credit Facility Borrowings	–	460
Long-term Debt, Net	6,682	6,853
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,299	2,886
Accumulated deferred investment tax credits	81	90
Regulatory liabilities	1,464	1,319
Asset retirement obligations	439	475
Pension and other postretirement benefits	922	1,045
Other deferred credits and liabilities	469	615

Total deferred credits and other liabilities	6,674	6,430

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,580	5,520
Retained earnings	2,440	2,225
Accumulated other comprehensive loss	(25)	(17)

Total Ameren Corporation stockholders’ equity	7,997	7,730
Noncontrolling Interests	155	154

Total equity	8,152	7,884

TOTAL LIABILITIES AND EQUITY	$23,356	$23,515

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended
	September 30,
	2011	2010

Cash Flows From Operating Activities:
Net income	$500	$97
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill, impairment and other charges	126	589
Gain on sales of properties	(12)	(5)
Net mark-to-market (gain) loss on derivatives	15	(27)
Depreciation and amortization	587	588
Amortization of nuclear fuel	51	36
Amortization of debt issuance costs and premium/discounts	17	19
Deferred income taxes and investment tax credits, net	380	409
Allowance for equity funds used during construction	(25)	(40)
Other	8	13
Changes in assets and liabilities:
Receivables	52	(154)
Materials and supplies	(34)	39
Accounts and wages payable	(191)	(170)
Taxes accrued	94	99
Assets, other	64	(107)
Liabilities, other	(4)	89
Pension and other postretirement benefits	(98)	(12)
Counterparty collateral, net	37	(24)
Taum Sauk insurance recoveries, net of costs	(1)	57

Net cash provided by operating activities	1,566	1,496

Cash Flows From Investing Activities:
Capital expenditures	(758)	(757)
Nuclear fuel expenditures	(45)	(24)
Purchases of securities – nuclear decommissioning trust fund	(163)	(207)
Sales of securities – nuclear decommissioning trust fund	147	195
Proceeds from sales of properties	50	20
Other	12	(3)

Net cash used in investing activities	(757)	(776)

Cash Flows From Financing Activities:
Dividends on common stock	(279)	(276)
Capital issuance costs	–	(15)
Dividends paid to noncontrolling interest holders	(5)	(7)
Short-term debt and credit facility repayments, net	(379)	(325)
Redemptions, repurchases, and maturities:
Long-term debt	(150)	(106)
Preferred stock	–	(52)
Issuances of common stock	49	60
Generator advances for construction refunded, net of receipts	(73)	(18)
Other	5	5

Net cash used in financing activities	(832)	(734)

Net change in cash and cash equivalents	(23)	(14)
Cash and cash equivalents at beginning of year	545	622

Cash and cash equivalents at end of period	$522	$608